As filed with the Securities and Exchange Commission on February 1, 2018
Registration No. 333-218834
333-212401
333-205227
333-197439
333-189793
333-183923
333-182362
333-179811

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENTS TO
FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Bazaarvoice, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	20-2908277
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

10901 Stonelake Blvd. Austin, Texas 78759	78746-3211
(Address of principal executive offices)	(Zip Code)

Bazaarvoice, Inc. 2005 Stock Plan
PowerReviews, Inc. 2005 Equity Incentive Plan, as amended
Bazaarvoice, Inc. 2012 Equity Incentive Plan
Bazaarvoice, Inc. 2012 Employee Stock Purchase Plan
(Full title of the plan)

Gene Austin
Chief Executive Officer
Bazaarvoice, Inc.
10901 Stonelake Blvd.
Austin, Texas 78759
(Name and address of agent for service)

(512) 551-6000
(Telephone number, including area code, of agent for service)

Copies to:

Kin Gill Chief Legal Officer, General Counsel and Secretary Bazaarvoice, Inc. 10901 Stonelake Blvd. Austin, Texas 78759 (512) 551-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” or an "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☐		Accelerated filer	☒

Non-accelerated filer	☐	(do not check if a smaller reporting company)	Smaller reporting company	☐

			Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following registration statements of Bazaarvoice, Inc. (the “Company”), each pertaining to the registration of the shares offered under certain employee benefit and equity plans and agreements, originally filed on Form S-8 and as amended from time-to-time (collectively, the “Registration Statements”):

File No.	Date Originally Filed with the SEC	Name of Equity Plan or Agreement	Shares of Common Stock
333-218834	June 19, 2017	Bazaarvoice, Inc. 2012 Equity Incentive Plan Bazaarvoice, Inc. 2012 Employee Stock Purchase Plan	4,214,392 842,878
333-212401	July 5, 2016	Bazaarvoice, Inc. 2012 Equity Incentive Plan Bazaarvoice, Inc. 2012 Employee Stock Purchase Plan	4,103,487 820,697
333-205227	June 25, 2015	Bazaarvoice, Inc. 2012 Equity Incentive Plan Bazaarvoice, Inc. 2012 Employee Stock Purchase Plan	4,007,324 801,464
333-197439	July 15, 2014	Bazaarvoice, Inc. 2012 Equity Incentive Plan Bazaarvoice, Inc. 2012 Employee Stock Purchase Plan	3,881,883 776,376
333-189793	July 3, 2013	Bazaarvoice, Inc. 2012 Equity Incentive Plan Bazaarvoice, Inc. 2012 Employee Stock Purchase Plan	3,682,913 736,582
333-183923	September 14, 2012	Bazaarvoice, Inc. 2012 Equity Incentive Plan Bazaarvoice, Inc. 2012 Employee Stock Purchase Plan	2,926,496 585,299
333-182362	June 27, 2012	PowerReviews, Inc. 2005 Equity Incentive Plan, as amended	1,656,751
333-179811	March 1, 2012	Bazaarvoice, Inc. 2012 Equity Incentive Plan Bazaarvoice, Inc. 2012 Employee Stock Purchase Plan Bazaarvoice, Inc. 2005 Stock Plan	4,313,274 1,137,123 11,578,079

On November 26, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with BV Parent, LLC (“Parent”) and BV Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Subsidiary”). Pursuant to the Merger Agreement, on February 1, 2018, Merger Subsidiary merged with and into the Company, and the Company continued as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. Accordingly, the Company is filing this Post-Effective Amendment to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statements, and in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of this Post-Effective Amendment, any of the securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration all such securities, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, in the State of Texas, on this 1st day of February 2018.

BAZAARVOICE, INC.

By:	/s/ Gene Austin
Gene Austin
Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.